Exhibit 107

Calculation of Filing Fee Tables

FORM 424(b)(5)

(Form Type)

Core & Main, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Class A common stock, par value $0.01 per share	457(r)(3)	19,550,000	$38.85	$759,517,500	0.00014760	$112,105

TOTAL	—	—	—	—	—	$759,517,500	—	$112,105

(1)	Includes 2,550,000 shares of Class A common stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares.
(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of the registrant’s Class A common stock, as reported on the New York Stock Exchange, on January 4, 2024, a date within five business days prior to the filing of this prospectus supplement.

(3)

This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3ASR (File No. 333-267437), which was filed on September 15, 2022, in accordance with Rules 456(b) and 457(r) under the Securities Act. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.